Exhibit 10.2

SECOND AMENDMENT TO
BUSINESS LOAN AGREEMENT

THIS SECOND AMENDMENT to Business Loan Agreement (this “Agreement”) is entered into to be effective as of the 2nd day of November, 2023 (the “Effective Date”), by and between PARAGON 28, INC., a Delaware corporation, as Borrower (“Borrower”), and ZIONS BANCORPORATION, N.A. DBA VECTRA BANK COLORADO, as Lender (“Lender”).

RECITALS

A)
Borrower and Lender are party to that certain Business Loan Agreement, dated as of March 24, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Loan Agreement”).
B)
Borrower has requested that Lender amend the Loan Agreement to reflect Borrower’s termination of the MidCap Credit Agreements, as defined in the Loan Agreement, and Borrower’s entry into a new credit agreement and related financing documents with Ares Capital Corporation, a Maryland corporation.
C)
Lender has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.
2.
Amendments to Loan Agreement.
2.1.
Section 1.1 of the Loan Agreement is hereby amended to add the following defined terms in the appropriate alphabetical order:

“Ares” means Ares Capital Corporation, a Maryland corporation, as administrative agent and collateral agent for the lender from time to time party to the Ares Credit Agreement (and its successors and assigns in such capacity).

“Ares Credit Agreement” means the Credit Agreement dated [November 2], 2023 by and among Borrower, the other borrowers party thereto, Ares, the lenders party thereto from time to time, and ACF FINCO I LP, a Delaware limited partnership, as revolving agent for the revolving lenders (as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time).

“Ares Financing Documents” means the “Credit Documents” (as defined in the Ares Credit Agreement).

2.2.
Section 1.1 of the Loan Agreement is hereby amended to delete the following defined terms:

“MidCap”

“MidCap Credit Agreements”

“MidCap Financing Documents”

“MidCap Revolving Agent”

“MidCap Revolving Credit Agreement”

“MidCap Term Agent”

“MidCap Term Credit Agreement”

2.3.
The following amendments are made to the Loan Agreement and to all Loan Documents:
a.
All references in the Loan Agreement to “MidCap” are replaced by “Ares”.
b.
All references in the Loan Agreement to “MidCap Credit Agreements”, the “MidCap Revolving Credit Agreement”, and the “MidCap Term Credit Agreement” are replaced by “Ares Credit Agreement”.
c.
All reference in the Loan Agreement to “MidCap Financing Documents” are replaced by “Ares Financing Documents”.
2.4.
Exhibit B to the Loan Agreement (Form of Compliance Certificate) is hereby deleted and replaced in its entirety with the Form of Compliance Certificate attached hereto as Exhibit A.
3.
Limitation of Amendments.
3.1.
The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.
3.2.
This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.
Representations and Warranties. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as follows:
4.1.
Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) as of the date hereof except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) as of such earlier date, and (b) no Event of Default has occurred and is continuing;

4.2.
Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;
4.3.
The organizational documents of Borrower delivered to Lender on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4.
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;
4.5.
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6.
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7.
This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.
Release.
5.1.
FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Lender, and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the Closing Date through and including the date of execution of this Agreement related to the Loan (collectively “Released Claims”). The Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
5.2.
By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.3.
This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Lender to enter into this Agreement, and that Lender would not have done so but for Lender’s expectation that such release is valid and enforceable in all events.
5.4.
Borrower hereby represents and warrants to Lender, and Lender is relying thereon, as follows:
a.
Except as expressly stated in this Agreement, none of Lender, nor any agent, employee or representative of Lender has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.
b.
Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.
c.
The terms of this Agreement are contractual and not a mere recital.
d.
This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.
e.
Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Lender, defend and hold each of them harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
6.
Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
7.
Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Lender of this Agreement by each party hereto and (b) Borrower’s payment to Lender of all costs and expenses of Lender owed under the Loan Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

PARAGON 28, INC.,
a Delaware corporation

By:	/s/ Stephen Deitsch
Name:	Stephen Deitsch
Title:	CFO

LENDER:

ZIONS BANCORPORATION, N.A.
dba Vectra Bank Colorado

By:	/s/ GregoryP. Boushelle
Name:	Gregory P. Boushelle
Title:	Senior Vice President

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

[Attached]

COMPLIANCE CERTIFICATE

To: Zions Bancorporation, N.A. dba Vectra Bank Colorado

This Compliance Certificate (“Certificate”), for the [fiscal quarter][fiscal year] ended _______ __, 20__, is furnished pursuant to that certain Business Loan Agreement, dated as of March 24, 2022 (as amended, restated, modified, renewed or extended from time to time, the “Agreement”) by and between Paragon 28, Inc., a Delaware corporation (“Borrower”) and Zions Bancorporation, N.A. dba Vectra Bank Colorado, as Lender. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the [President][Chief Executive Officer][Chief Financial Officer] of Borrower and I am authorized to deliver this Certificate on behalf of Borrower;

[2. The financial statements of Borrower delivered to Lender in connection with this Certificate for the most recently ended fiscal quarter in accordance with Section 5.1(b) of the Agreement present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;][29]

3. Schedule I attached hereto sets forth financial calculations evidencing Borrower’s compliance with the financial covenants set forth in Section 5.21 of the Agreement as of the last day of the applicable Defined Period (as defined on Schedule I), all of which financial calculations are true, complete and correct; and

4. I have no knowledge of the existence as of the date hereof, of any Event of Default, except as set forth in Schedule II hereto, which includes a description of any such Event of Default and what action Borrower has taken or proposes to take with respect thereto.

The foregoing certifications, together with the financial calculations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of _______, 20__.

PARAGON 28, INC.

By:
Name:
Title:

[29] NOTE: Only include this Item 2 for Compliance Certificates delivered in connection with the quarterly financial statements for the first three (3) fiscal quarters of each fiscal year.

Schedule I to Compliance Certificate for Paragon 28, Inc.

Financial Covenants

Compliance for the three month or four fiscal quarter period, as applicable, ending _________________, 20___ (the "Defined Period") with certain covenants contained in Section 5.21 of the Agreement and

Supporting calculations attached hereto

5.21(a) minimum liquidity ratio1

A. Liquidity:[2] the sum of (a) unencumbered cash, plus (b) unencumbered Cash Equivalents, plus (c) availability under the Ares Credit Agreement[3]	A. $

B. Cash Flow:

“Consolidated EBITDA” for the applicable Defined Period is defined as follows:

Net income (or loss) for the Defined Period of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (to the extent included in the determination of net income and without duplication): the sum of (i) the income (or minus the loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any other Subsidiary, plus (ii) notwithstanding consolidation under GAAP, the income (or loss) of any Person in which Borrower has an ownership interest unless received by Borrower in a cash distribution (“Consolidated Net Income”)

Plus (in each case below to the extent deducted in the determination of Consolidated Net Income for the Defined Period and without duplication):

Any provision for (minus any benefit from) Taxes based on federal, state, local and foreign income and franchise, property, foreign withholding, and unreimbursed value added Taxes and similar Taxes, interest and penalties included under GAAP in the determination of income Tax expenses

Consolidated Interest Expense[4](net of interest income)

1 Note: Minimum Liquidity Ratio is only applicable if Operating Cash Flow for the Defined Period is less than $0.

2 Note: Calculated as a one-month average of the three-month Defined Period.

3 Provided that the maturity date of the Ares Credit Agreement as of such date of determination is at least twelve (12) months from such date

4 “Consolidated Interest Expense” means for any Defined Period, the sum of total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), premium payments, debt discount, fees, charges and related expenses with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptances, but excluding net payments (less net credits) under swap contracts to the extent such net payments are allocable to such Defined Period in accordance with GAAP, in each case whether or not paid in cash during such Defined Period.

Depreciation of fixed assets and amortization of intangible assets determined in accordance with GAAP

Minus (to the extent included in the determination of Consolidated Net Income for the Defined Period and without duplication)

any non-cash additions to net income for the Defined Period

Consolidated EBITDA:	B. $

Plus (in each case below to the extent deducted in the determination of Consolidated Net Income for the Defined Period and without duplication)

Changes in deferred revenue

Non-cash compensation

Extraordinary, unusual or non-recurring losses as approved by the Lender in its discretion

Minus (to the extent deducted in the determination of Consolidated Net Income for the Defined Period and without duplication)

Any extraordinary, unusual or non-recurring gains

Minus

“Debt Service”: sum of all scheduled interest and principal payments paid in cash for the Defined Period (including that portion attributable to Capital Leases in accordance with GAAP), on account of long-term Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding (a) revolving loans incurred under the Ares Credit Agreement and (b) net payments (less net credits) under Hedging Transactions to the extent such net payments are allocable to such Defined Period in accordance with GAAP, whether or not paid in cash during such Defined Period), and calculated net of interest income of Borrower and its Subsidiaries received in cash

Total (“Cash Flow”)[5]:	C. $

Liquidity Ratio (A divided by C)	_____: 1.00

5 Note: Calculated as a one-month average of the three-month Defined Period.

5.21(b) fixed charge coverage ratio; MINIMUM LIQUIDITY[6]

A. Consolidated Adjusted EBITDA

“Consolidated Adjusted EBITDA” for the applicable Defined Period is defined as follows:

Net income (or loss) for the Defined Period of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (to the extent included in the determination of net income and without duplication): the sum of (i) the income (or minus the loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any other Subsidiary, plus (ii) notwithstanding consolidation under GAAP, the income (or loss) of any Person in which Borrower has an ownership interest unless received by Borrower in a cash distribution (“Consolidated Net Income”)

Plus (in each case below to the extent deducted in the determination of Consolidated Net Income for the Defined Period and without duplication):

Any provision for (minus any benefit from) Taxes based on federal, state, local and foreign income and franchise, property, foreign withholding, and unreimbursed value added Taxes and similar Taxes, interest and penalties included under GAAP in the determination of income Tax expenses

Consolidated Interest Expense[7] (net of interest income)

Depreciation of fixed assets and amortization of intangible assets determined in accordance with GAAP

Other non-cash expenses, charges or losses included (minus non-cash income added) in the determination of Consolidated Net Income, including any write-offs or write-downs of Accounts reducing Consolidated Net Income for such period (in each case, of or by Borrower and its Subsidiaries) (provided the aggregate amount of such write-offs or write- downs with respect to such Accounts shall not exceed $500,000 for any Defined Period), and excluding amortization of a prepaid cash item that was paid in a prior period

6 Note: Fixed Charge Coverage Ratio and Minimum Liquidity covenants are only applicable if Operating Cash Flow for the Defined Period is greater than $0.

7 “Consolidated Interest Expense” means for any Defined Period, the sum of total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), premium payments, debt discount, fees, charges and related expenses with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptances, but excluding net payments (less net credits) under swap contracts to the extent such net payments are allocable to such Defined Period in accordance with GAAP, in each case whether or not paid in cash during such Defined Period.

Extraordinary, unusual or non-recurring losses included in the determination of Consolidated Net Income during the Defined Period in accordance with GAAP and unusual or non-recurring charges and other expenses, including severance costs and expenses and net of related Tax effects; provided that, such extraordinary, unusual or non-recurring losses, charges and other expenses shall not exceed $500,000 in the Defined Period

Expenses and fees included in the determination of Consolidated Net Income and paid or incurred by Borrower and its Subsidiaries during the Defined Period to consummate the transactions contemplated by the Loan Documents and the Ares Financing Documents, but solely to the extent (i) in the case of the Loan Documents, disclosed to Lender prior to the date of payment, (ii) in the case of the Ares Financing Documents, the aggregate amount of which shall not exceed $7,000,000, provided, in both cases, such expenses and fees shall be paid prior to January 31, 2024.

(i) Extraordinary, unusual and non-recurring costs, expenses and fees included in the determination of Consolidated Net Income and paid or incurred by Borrower or any of its Subsidiaries during the Defined Period in connection with any financing, acquisition, any public offering of Equity Interests or SAP implementation, (ii) costs, expenses and fees included in the determination of Consolidated Net Income and paid or incurred by Borrower or any of its Subsidiaries during such Defined Period in connection with litigation, and (iii) without duplication of clause (i), costs, expenses, fees and charges in connection with restructurings, facility openings and shut downs, severance, and integration costs in connection with acquisitions, in all cases, paid or incurred by Borrower or any of its Subsidiaries during such Defined Period; provided, that, (x) any such costs, expenses and fees added back to Consolidated Net Income pursuant to this paragraph shall not exceed $10,000,000 in the aggregate in the Defined Period and (y) without limitation of clause (x) of this proviso, any such costs, expenses and fees added back to Consolidated Net Income pursuant to clause (iii) of this paragraph shall not exceed $5,000,000 in the aggregate in the Defined Period

Minus (in each case below to the extent included in the determination of Consolidated Net Income for the Defined Period and without duplication)

any non-cash additions to net income for the Defined Period

any amount (expressed as a positive number) of loan forgiveness of any loans incurred under the Paycheck Protection Program under the Cares Act included as a gain or income in the determination of Consolidated Net Income and recognized by Borrower during the Defined Period any extraordinary, unusual or non-recurring gains, all calculated for Borrower on a consolidated basis in accordance with GAAP

Consolidated Adjusted EBITDA for the Defined Period	A. $

Minus:

Distributions made in cash (other than Distributions between Borrower and any Subsidiary)	B. $

Total: (A minus B)	C. $

Divided By:

“Debt Service”: sum of all scheduled interest and principal payments paid in cash for the Defined Period (including that portion attributable to Capital Leases in accordance with GAAP), on account of long-term Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding (a) revolving loans incurred under the Ares Credit Agreement and (b) net payments (less net credits) under Hedging Transactions to the extent such net payments are allocable to such Defined Period in accordance with GAAP, whether or not paid in cash during such Defined Period), and calculated net of interest income of Borrower and its Subsidiaries received in cash

D. $

Fixed Charge Coverage Ratio (C divided by D)	: 1.00

Liquidity	E. $

5.21(c) net revenue growth

Net Revenue for the Defined Period	A. $

Divided by

Net Revenue for the corresponding Defined Period of the previous fiscal year	B. $

Total: (A minus B)	C.

(C minus One (1))	D.

(D multiplied by One Hundred (100))	E.